Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Merger

On February 24, 2021, Sunesis Pharmaceuticals, Inc. (the “Company” or “Sunesis”) completed its business combination with Viracta Therapeutics, Inc. (“Viracta”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated November 29, 2020, by and among the Company, Sol Merger Sub, Inc. (“Merger Sub”) and Viracta (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Viracta, with Viracta surviving as a wholly owned subsidiary of the Company (the “Merger”). Also on November 29, 2020, Viracta and certain investors entered into a securities purchase agreement pursuant to which such investors have agreed to purchase an aggregate of approximately $65 million of shares of Viracta common stock, which closed and funded immediately prior to the closing of the Merger.

Also, on February 24, 2021, in connection with and immediately prior to the effective time of the Merger, the Company effected a reverse stock split of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at a ratio of 3.5:1 (the “Reverse Stock Split”), and changed its name from “Sunesis Pharmaceuticals, Inc.” to “Viracta Therapeutics, Inc.”. Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Viracta, a clinical-stage, biomarker-directed precision oncology company focused on advancing new medicines for the treatment of virus-associated malignancies.

Upon the effective time of the Merger (the “Effective Time”), the Company issued shares of its Common Stock to Viracta’s stockholders, at an exchange ratio of 0.1119 shares of Common Stock (after taking into account the Reverse Stock Split), in exchange for each share of Viracta’s common stock outstanding as of the Effective Time (including the shares of common stock issuable upon conversion of all shares of preferred stock prior to the Effective Time). The Company also assumed all of the stock options issued and outstanding under the Viracta 2016 Equity Incentive Plan, as amended, (the “Viracta Plan”) and issued and outstanding warrants of Viracta, with such stock options and warrants henceforth representing the right to purchase a number of shares of Common Stock equal to 0.1119 multiplied by the number of shares of Viracta’s common stock previously represented by such stock options and warrants, as applicable.

Immediately following the Effective Time, there were approximately 37.0 million shares of Common Stock outstanding (post Reverse Stock Split). Immediately following the Effective Time, the former Viracta stockholders owned approximately 86.05% of the outstanding shares of Common Stock, and the Company’s stockholders immediately prior to the Merger, whose shares of Common Stock remain outstanding after the Merger, owned approximately 13.95% of the outstanding shares of Common Stock.

Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial information was prepared using the cost accumulation and allocation model of accounting under GAAP. For accounting purposes, Viracta is considered to be acquiring Sunesis and the Merger is expected to be accounted for as an asset acquisition. Viracta is considered the accounting acquirer even though Sunesis will be the issuer of the common stock in the Merger. To determine the accounting for this transaction under GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. The initial screen test is not met as there is no single asset or group of similar assets for Sunesis that will represent a significant majority in this acquisition. However, at the time of the closing of the Merger, Sunesis is not anticipated to have processes or an organized workforce that significantly contributes to its ability to create outputs, and substantially all of its fair value is concentrated in cash, working capital, and in process research and development (“IPR&D”). As such, the acquisition is expected to be treated as an asset acquisition.

The unaudited pro forma combined balance sheet data assumes that the Merger took place on December 31, 2020 and combines the historical balance sheets of Sunesis and Viracta as of such date. The unaudited pro forma combined statements of operations and comprehensive loss for the year-ended December 31, 2020 assumes that the Merger took place as of January 1, 2020 and combines the historical results of Sunesis and Viracta for the period then ended. The unaudited pro forma combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X, which were amended in May 2020 and which the Company has early adopted.

The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC in May 2020 (“Article 11”). The amended Article 11 is effective on January 1, 2021, however voluntary early compliance is permitted. The unaudited pro forma combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position. The Company’s results of operations and actual financial position may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Sunesis’ assets and liabilities will be measured and recognized as an allocation of the transaction price based on their relative fair values as of the transaction date with any value associated with IPR&D with no alternative future use being expensed, and combined with the assets, liabilities and results of operations of Viracta after the consummation of the merger.

The unaudited pro forma combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed. The pro forma adjustments have been made solely for the purpose of providing unaudited pro forma combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts as of the closing date of the Merger will likely occur as a result of the amount of cash used for the Company’s operations, changes in the fair value of the Company’s Common Stock, and other changes in the Company’s assets and liabilities.

The unaudited pro forma combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Sunesis and Viracta been a combined company during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Sunesis and Viracta. Sunesis’ consolidated statement of operations and comprehensive loss for the year-ended December 31, 2020 is derived from Sunesis’ Form 10-K for the year-ended December 31, 2020.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Sunesis may materially vary from those of Viracta. During preparation of the unaudited pro forma combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma combined financial information assumes no material differences in accounting policies. Following the Merger, management will conduct a final review of Sunesis’ accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Sunesis’ results of operations or reclassification of assets or liabilities to conform to Viracta’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma combined financial statements.

Combined Pro Forma Balance Sheets as of December 31, 2020

(in thousands)

	Sunesis Pharmaceuticals Inc.	Viracta Therapeutics Inc.	Transaction accounting adjustments	Notes	Other Transaction accounting adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$20,410	$47,089	$—		$75,750	E, M	$143,249
Prepaids and other current assets	1,734	111	—		—		1,845
Contract asset	—	—	—		3,000	L	3,000

Total current assets	22,144	47,200	—		78,750		148,094
Property and equipment, net	—	44	—		—		44
Other long-term assets	830	76	—		—		906
Operating lease right-of-use asset	273	986	—		—		1,259

Total assets	$23,247	$48,306	$—		$78,750		$150,303

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,037	$4,920	$6,082	C, D	$—		$14,039
Current portion of long-term debt, net	—	334	—		—		334
Operating lease liability - current	273	1,031	—		—		1,304

Total current liabilities	3,310	6,285	6,082		—		15,677
Long-term debt, net		4,155	—		—		4,155
Operating lease liability - non-current	—	659	—		—		659
Warrant liability	—	106	(106)	F	—		—

Total liabilities	3,310	11,205	5,976		—		20,491

Commitments and contingencies
Series A-1 Convertible Preferred Stock, $0.0001 par value	—	2,968	(2,968)	F	—		—
Series B Convertible Preferred Stock, $0.0001 par value	—	15,484	(15,484)	F	—		—
Series C Convertible Preferred Stock, $0.0001 par value	—	9,392	(9,392)	F	—		—
Series D Convertible Preferred Stock, $0.0001 par value	—	16,588	(16,588)	F	—		—
Series E Convertible Preferred Stock, $0.0001 par value	—	38,869	(38,869)	F	—		—
Stockholders’ equity:
Convertible preferred stock	5,545	—	(5,545)	A	—		—
Common stock	2	1	—	G, A	1	G	4
Additional paid-in capital	718,800	4,714	(533,607)	K, B, A	62,249	E	252,156
Accumulated deficit	(704,410)	(50,915)	616,477	J, B, A	16,500	L, M	(122,348)

Total stockholders’ equity (deficit)	19,937	(46,200)	77,325		78,750		129,812

Total liabilities and stockholders’ equity	$23,247	$48,306	$—		$78,750		$150,303

Combined Pro Forma Statement of Operations and Comprehensive Loss

For the Year Ended December 31, 2020

(in thousands)

	Sunesis Pharmaceuticals Inc.	Viracta Therapeutics Inc.	Transaction accounting adjustments	Notes	Other Transaction accounting adjustments	Notes	Pro Forma Combined
Revenue:
License and other revenue	$120	$—	$—		$3,000	L	$3,120

Total revenue	120	—	—		3,000		3,120

Operating expenses:
Research and development	12,259	13,468	—		—		25,727
In-process research and development costs	—	—	87,933	H, D	—		87,933
Gain on sale of royalty assets	—	—	—		(13,500)	M	(13,500)
General and administrative	10,164	5,347	5,542	C	—		21,053

Total operating expenses	22,423	18,815	93,475		(13,500)		121,213

Income (loss) from operations	(22,303)	(18,815)	(93,475)		16,500		(118,093)
Interest expense	(302)	(216)	—		—		(518)
Interest income	—	48	—		—		48
Other income, net	995	—	—		—		995
Other financing expense	—	(34)	—		—		(34)

Net income (loss)	(21,610)	(19,017)	(93,475)		16,500		(117,602)

Unrealized gain on available-for-sale securities	(1)	—	—		—		(1)

Comprehensive income (loss)	(21,611)	(19,017)	(93,475)		16,500		(117,603)

Basic and diluted loss per common share:
Shares used in computing net loss per common share	14,093	2,902	6,608	I	12,014	I	35,617

Net loss per common share	$(1.53)	$(6.55)					$(3.30)

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL

INFORMATION

1. Description of the Transaction

On November 29, 2020, Sunesis entered into the Merger Agreement with Viracta. Pursuant to the terms set forth in the Merger Agreement and effective on February 24, 2021: (i) Viracta merged into a subsidiary of Sunesis and became the surviving entity, and (ii) Sunesis was re-named Viracta Therapeutics, Inc. The references to “the Combined Company” in these footnotes refer to the combined merged companies following the Merger.

At the Effective Time, each share of Viracta’s common stock, including the shares of common stock issuable upon conversion of all shares of preferred stock prior to the Effective Time (excluding certain shares canceled pursuant to the Merger Agreement, and shares held by Viracta stockholders who have exercised) were converted into the right to receive shares of Sunesis’ Common Stock, based on an exchange ratio of 0.1119 shares of Viracta’s common stock, after taking into account the 3.5:1 Reverse Stock Split.

Sunesis assumed outstanding and unexercised options to purchase shares of Viracta capital stock, and in connection with the Merger were converted into options to purchase shares of Sunesis Common Stock based on the exchange ratio. Each warrant to purchase Viracta common stock outstanding and unexercised immediately prior to the Effective Time of the Merger was assumed by Sunesis and became a warrant to purchase shares of Sunesis Common Stock, with the number of shares and exercise price being adjusted by the same exchange ratio.

At the completion of the Merger, holders of Sunesis Common Stock immediately prior to the Merger owned approximately 13.95% of the combined Company and holders of Viracta Common Stock immediately prior to the Merger owned approximately 86.05% of the combined Company. To the extent outstanding stock options and warrants originating from Viracta are exercised in the future, it will result in further dilution to Sunesis’ stockholders.

2. Basis of Pro Forma Presentation

The unaudited pro forma combined financial information has been prepared in accordance with SEC Regulation S-X Article 11, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020 (“Article 11”), and by using the cost accumulation and allocation model of accounting in accordance with the asset acquisition accounting guidance set forth in Accounting Standards Codification 805, Business Combinations (“ASC 805”). The unaudited pro forma combined statements of operations and comprehensive loss for the year-ended December 31, 2020 give effect to the Merger as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives effect to the Merger as if it had been consummated on December 31, 2020. Based on management’s preliminary review of Viracta’s and Sunesis’ summary of significant accounting policies and preliminary discussions between management teams of Viracta and Sunesis, the nature and amount of any adjustments to the historical financial statements of Sunesis to conform its accounting policies to those of Viracta are not expected to be material.

Adjustments to Unaudited Pro Forma Combined Financial Statements that the pro forma financial information reflects are reflective of the Reverse Stock Split.

3. Estimate of Consideration Expected to be Transferred and Fair Value Estimate of Assets to be Acquired and Liabilities to be Assumed

The accompanying unaudited pro forma combined financial statements reflect an estimated reverse asset acquisition price of approximately $103.4 million, including estimated transaction costs incurred by Viracta.

The total estimated purchase price and allocated purchase price is summarized as follows:

Estimated number of shares of the combined company to be owned by Sunesis’ stockholders(i)	5,466,571
Multiplied by the fair value per share of Sunesis’ Common Stock(ii)	$18.62

Total	$101,787,522
Estimated transaction costs	1,580,000

Total estimated purchase price	$103,367,552

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

Pro forma net assets as of December 31, 2020	$14,395,000
In-process research and development(iii)	88,972,552

Total estimated purchase price	$103,367,552

(i)

The total estimated number of shares outstanding represents: 5,173,772 shares of Sunesis Common Stock; and Series E and Series F stock that is convertible into 292,799 shares of the Company’s Common Stock, each as adjusted for the Reverse Stock Split.

(ii)	Represents the actual closing price as reported on the Nasdaq Capital Market on February 24, 2021.
(iii)

IPR&D represents the research and development assets of Sunesis which were in-process, but not yet completed, and which Viracta has the opportunity to advance. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired assets did not have outputs or employees and did not meet the alternative future use criteria. The actual purchase price allocated to IPR&D will fluctuate until the closing date of the Merger, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

4. Adjustments to Unaudited Pro Forma Combined Financial Statements

Adjustments included in the column under the headings “Transaction Accounting Adjustments” and “Other Transaction Accounting Adjustments” are primarily based on information contained within the Merger Agreement. Further analysis will be performed after the completion of the Merger to confirm these estimates or make adjustments in the final purchase price allocation, as necessary.

Given Viracta’s history of net losses and valuation allowance, management assumed a statutory tax rate of 0%. Therefore, the pro forma adjustments to the combined statements of operations and comprehensive loss resulted in no additional income tax adjustment to the pro forma financials.

The unaudited pro forma adjustments included in the unaudited pro forma combined financial information are as follows (in thousands, except for number of shares, exchange ratio, and par value):

Adjustments to Unaudited Pro Forma Combined Financial Statements that the pro forma financial information reflects are reflective of the reverse stock split.

A	To eliminate Sunesis’s pre-merger Convertible preferred stock, common stock, paid-in-capital and accumulated deficit balances.

December 31, 2020
Elimination of Sunesis’s Convertible preferred stock	$(5,545)
Elimination of Sunesis’s common stock	$(2)
Elimination of Sunesis’s additional paid-in-capital	$(718,800)
Elimination of Sunesis’s historical accumulated deficit	$704,410
Elimination of Sunesis’s accumulated deficit for other pro forma adjustments impacting accumulated deficit, such as transaction costs ( C)	$5,542

Total adjustment to Sunesis’s historical equity	$(14,395)

B

To reflect the asset acquisition consideration, including the capitalization of the fair value of the estimated number of shares of the combined company to be owned by Sunesis’s stockholders and Viracta’s transaction costs as well as the adjustment to accumulated deficit for the acquired in-process research and development.

December 31, 2020
Capitalization of the fair value of the estimated number of shares of the combined company to be owned by Sunesis’s stockholders	$101,788
Impact of expensing of Sunesis’s IPR&D (H) and Viracta’s estimated transaction costs not yet incurred as part of asset acquisition (D)	$(87,933)

Total adjustment to reflect asset acquisition purchase price	$13,855

C	To record Sunesis’s estimated transaction costs, such as severance and benefits, advisory fees and transactional fees incurred subsequent to December 31, 2020.

D	To record Viracta’s estimated transaction costs, such as advisory fees and transactional fees incurred subsequent to December 31, 2020.

E	To reflect adjustments to cash related to common stock issued by Viracta through the concurrent common stock purchase agreement, net of issuance costs.

Cash proceeds from Common stock purchase agreement transaction, gross	$65,000
Transaction costs associated with concurrent financing transactions	$(2,750)

Total increase in cash	$62,250
Less: par value (G)	$1

Total increase in additional paid-in-capital	$62,249

F

To reflect the adjustments for (i) the conversion of Viracta convertible preferred stock to common stock, and (ii) the conversion of Viracta warrants for the purchase of convertible preferred stock to common stock.

December 31, 2020
Elimination of Viracta’s Series A-1 Convertible Preferred Stock	$(2,968)
Elimination of Viracta’s Series B Convertible Preferred Stock	$(15,484)
Elimination of Viracta’s Series C Convertible Preferred Stock	$(9,392)
Elimination of Viracta’s Series D Convertible Preferred Stock	$(16,588)
Elimination of Viracta’s Series E Convertible Preferred Stock	$(38,869)
Elimination of Viracta’s warrant liability	$(106)

Conversion into Viracta’s Additional paid-in capital	$83,407

G	To reflect the change in common stock par value due to exchange of Sunesis common stock for Viracta’s common stock upon closing of the Merger:

	Transaction accounting adjustments December 31, 2020	Other Transaction accounting adjustments December 31, 2020	Total accounting adjustments December 31, 2020
Viracta outstanding common stock, including shares to be issued in connection with Viracta stock options into Viracta common stock	28,134,473	—	28,134,473
Number of shares to be issued in connection with Viracta preferred stock conversion into Viracta common stock	168,110,496	—	168,110,496
Number of shares to be issued in connection with Viracta warrants conversion into Viracta common stock	1,701,906	—	1,701,906
Number of Viracta common stock issued in concurrent financing	—	107,349,288	107,349,288

Total Viracta common stock prior to exchange	197,946,875	107,349,288	305,296,163

x: exchange ratio	0.3917	0.3917	0.3917
Total number of shares held by Viracta stockholders post Merger	77,535,791	42,048,716	119,584,507
Total number of shares held by Sunesis stockholders post Merger	19,138,020	—	19,138,020

Total number of outstanding common stock of combined company, fully diluted	96,673,811	42,048,716	138,722,527

x: split ratio	3.50	3.50	3.50
Total post-split number of outstanding common stock of combined company, fully diluted	27,621,089	12,013,919	39,635,008
Sunesis common stock par value	$0.0001	$0.0001	$0.0001
Par value of combined company outstanding common stock	$3	$1	$4
Less: Par value of Sunesis common stock	$2	$—	$2
Less: Par value of Viracta common stock	$1	$—	$1

Pro Forma Adjustment	$—	$1	$1

H	To record the impact of expensing the acquired Sunesis IPR&D as part of the asset acquisition (Note 3).

I	Calculation of weighted-average shares outstanding:

December 31, 2020
Historical Viracta weighted-average shares of common stock outstanding	2,901,990
Impact of Viracta’s convertible preferred stock assuming conversion as of January 1, 2020	168,110,496
Impact of Viracta’s common stock purchase agreement (concurrent financing)	107,349,288

Total	278,361,774

Application of exchange ratio to historical Viracta weighted-average shares outstanding	0.3917
Adjusted Viracta weighted-average shares outstanding	109,034,307
Historical Sunesis shares of common stock outstanding	14,093,000
Conversion of Sunesis’s convertible preferred stock	1,531,290

Total weighted average shares outstanding	124,658,597
x: split ratio	3.50

Total weighted average shares outstanding	35,616,742

J	To record the following adjustments to accumulated deficit:

December 31, 2020
Elimination of Sunesis’s accumulated deficit	$704,410
Impact of expensed IPR&D acquired (H) and Viracta’s estimated transaction costs not yet incurred as part of asset acquisition (D)	$(87,933)

Total adjustment to accumulated deficit	$616,477

K	To record the following adjustments to additional paid-in-capital:

December 31, 2020
Elimination of Sunesis’s additional paid-in-capital and par value	$(718,800)
To reflect Sunesis’s remaining stock post-merger	$101,788
To reflect the conversion of Viracta’s outstanding convertible preferred stock instruments (F)	$83,407
To reflect the reclassification of additional paid-in-capital to par for the shares expected to be outstanding	$(2)

Total adjustment to additional paid-in-capital	$(533,607)

L	To record $3.0 million in revenue and a contract asset related to the Company’s milestone achievement under the DOT-1 license agreement.

M	To record $13.5 million in cash and the associated gain on sale related to the Company’s royalty assets sold to XOMA (US) LLC.